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XAI Floating Rate & Alternative Income Trust

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XAI Floating Rate & Alternative Income Trust (XFLT) Investor Presentation July 13, 2026

Executive Summary XA INVESTMENTS LLC XFLT Investor Presentation 2 Source: XA Investments LLC. Addressing Performance and Shareholder Value Concerns • Through a comprehensive diligence process in consultation with XA Investments LLC (“XAI”, “XA Investments”, or the “Adviser”), the Board of Trustees of the XAI Floating Rate & Alternative Income Trust (“XFLT” or the “Fund”) determined it was in the best interests of shareholders to terminate Octagon Credit Investors, LLC (“Octagon”) as sub - adviser given the Fund’s underperformance relative to its benchmark, its significant NAV erosion, and high turnover among Octagon senior leadership. The Board’s Decision to Address XFLT’s Discount and Enhance Performance Potential • The Board unanimously approved the Rockford Tower Asset Management, L.L.C. (“King Street Sub - Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”) to serve as investment sub - adviser for the Fund pursuant to a new investment sub - advisory agreement among the Fund, XAI, and the King Street Sub - Adviser. • On June 23, 2026, the Fund filed a definitive proxy statement with the SEC to seek the shareholder vote required to complete the transition, with a Special Meeting of shareholders scheduled for July 30, 2026. Rationale for Selecting King Street Sub - Adviser • In evaluating a potential replacement sub - adviser, the Board determined that the King Street Sub - Adviser had broader investment capabilities, greater resources and a more dynamic investment platform relative to Octagon. As such, the King Street Sub - Adviser has the potential to better position the Fund to provide long - term value to shareholders. Addressing Material Misstatements and Omissions • Despite initially accepting their termination and resigning, Octagon decided to initiate a costly and distracting proxy contest urging shareholders to vote against the proposed new investment sub - advisory agreement. • Octagon’s proxy statement, filed on July 9, 2026, included a number of false and misleading statements that appear to be self - serving and not in the best interests of shareholders. Octagon materially misstates or omits information related to its alignment with shareholders, its investment results, King Street’s investment capabilities, and the Board’s process for arriving at its decision. XAI has filed materials to refute these claims.

Board Oversight of Advisers/Sub - Advisers under the Investment Company Act of 1940 x Contracts with advisers and sub - advisers must be freely terminable by a fund’s board without penalty x Contracts with advisers and sub - advisers continue year - over - year only if specifically approved by the fund’s board x Advisers and sub - advisers serve only at the pleasure of the fund’s board x The SEC has stated that fund boards must be “an independent force in fund affairs rather than a passive affiliate of management” and independent directors must bring to the boardroom “a high degree of rigor and skeptical objectivity to the evaluation of fund management and its plans and proposals.” XA INVESTMENTS LLC XFLT Investor Presentation 3 The Fund’s Board Performed Its Fiduciary Duty Octagon’s Attempt to Usurp the Role of an Independent Board Through Octagon’s proxy contest, they: x Attempted to replace the Board - approved advisory structure with its own adviser proposal x Treated the Board’s independent business judgement as subject to Octagon’s review and approval x Recast adviser and Board responsibilities as sub - adviser functions, blurring established governance roles under the Fund’s structure x Sought to overturn a decision reached through a robust Board - led evaluation process x Redefine the role of a sub - adviser relative to an independent fund board and investment adviser Role of Sub - Adviser under the 1940 Act x Performs delegated portfolio management functions subject to the oversight of the adviser and Board x NOT responsible for the overall management and operations. That is the adviser’s responsibility under the oversight of the Board

The Board’s Decision to Address XFLT’s Discount and Enhance Performance Potential

Details of the Special Meeting XAI Floating Rate & Alternative Income Trust (NYSE: XFLT) XA Investments LLC Investment Adviser June 2, 2026 Record Date July 30, 2026 Meeting Date To approve a new investment sub - advisory agreement among the Fund, XAI, and the King Street Sub - Adviser Proposal The Board unanimously recommends that shareholders vote “FOR” the proposal XA INVESTMENTS LLC XFLT Investor Presentation 5 Shareholders of record as of June 2, 2026, are entitled to vote at the Special Meeting scheduled for July 30, 2026.

XFLT Overview and Portfolio Characteristics

The Fund is a listed closed-end fund registered under the Investment Company Act of 1940 and currently trades on the New York Stock Exchange under ticker symbol XFLT.

Overview	
Investment Objective	Seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle
Investment Adviser	XA Investments LLC Responsible for overseeing the Fund's investment strategy and implementation, inclusive of governance, leverage management, fund administration, structuring, secondary market support, and shareholder reporting
Terminated Sub-Adviser *(responsibilities to end on or about July 30, 2026)*	Octagon Credit Investors, LLC Subject to the supervision and direction of the Board of Trustees and the Adviser, responsible for investing the Fund's assets in accordance with its stated investment objective and policies

Summary Characteristics[1]

Total Managed Assets	$579,641,010	Distribution Amount (monthly)[2]	$0.300
Common Shares Outstanding	15,230,884	Distribution Rate on NAV[2]	16.14%
Average Daily Volume (in shares)	143,772	Distribution Rate on Market Price[2]	20.95%
Total Regulatory Leverage %	41.40%	Number of Holdings (count)[3]	509
Average Cost of Leverage %	5.51%	Avg. Asset Price (% of par)[3]	77.29%
NAV	$22.30	Avg. Effective Maturity (years)[3]	7.49
Market Price	$17.18	Current Premium / Discount	-22.96%
Fund Inception Date	9/26/2017	Avg. Premium Since Inception	1.47%

Asset Allocation[3]



Key:
Senior Secured First Lien Loans
CLO Equity
CLO Debt
Secured Second Lien Loans
High Yield
Common Stock
Cash & Equivalents
0.60%
0.53%
0.04%
2.43%
15.04%
46.53%
34.83%

Source: XA Investments LLC; Paralel.

1. Quarter-to-date figures ending on 3/31/2026.
2. Distribution rates represent the latest declared regular distribution, annualized, relative to the market price and net asset value (NAV) as of quarter end. Distribution rates are not performance and may be comprised of ordinary income, net capital gains, and/or a return of capital (ROC) of your investment in the Fund. Distributions may include a return of capital and should not be confused with "yield" or "income." There is no assurance the Fund will continue to pay regular distributions or that it will do so at a particular rate. The actual components of the Fund's distributions for U.S. tax reporting purposes can only be finally determined as of the end of each fiscal year and are reported on Form 1099-DIV. The Fund's distributions for fiscal year ended 2025 comprised 96.23% net investment income or net realized short term capital gains and 3.77% return of capital. The Fund's distributions for fiscal year ending 2026 will be made available and reported to investors after the end of fiscal year 2026.
3. Holdings are measured as a percentage of market value over the Fund's total portfolio investments as of 3/31/2026. Holdings may vary and are subject to change without notice.

Performance data quoted represents past performance. Past performance does not guarantee future results. Current performance may be lower or higher than the performance data quoted.

XA INVESTMENTS LLC
XFLT Investor Presentation 6

Why Shareholders Should Vote FOR the King Street Sub - Adviser The Board unanimously recommends that shareholders vote “FOR” approval of the new investment sub - advisory agreement. Focus on Future Shareholder Outcomes • The Board’s decision was based on a forward - looking assessment of what is most likely to enhance long - term shareholder value, not on historical relationships or tenure. Potential to Improve Shareholder Returns • The Board’s review considered opportunities to improve performance, reduce NAV erosion, enhance portfolio positioning, and better support sustainable shareholder distributions. Enhanced Resources and Investment Team Depth • King Street’s platform includes substantial credit resources, a larger investment team, and access to additional opportunities, including European CLO debt and equity, asset - backed securities, and CLO warehouse investments, that may better position XFLT going forward. Dynamic Portfolio Management • The proposed strategy would allow XFLT to pursue a dynamic allocation approach, including opportunities across both U . S . and European credit markets . Source: XA Investments LLC. XA INVESTMENTS LLC XFLT Investor Presentation 7

Highly Qualified Board with Deep Investment and Governance Experience • Strong Independent Oversight: XFLT’s Board consists of six trustees, five of whom are independent, including an independent Board Chair. • Deep Investment, Credit, Governance and Public Fund Expertise: Collectively, Board members bring experience from leading organizations including Merrill Lynch, Lehman Brothers, Goldman Sachs, Morgan Stanley, Nuveen, Northern Trust, Boeing, McDonald’s, and public company board service. Trustees possess decades of experience in investment management, capital markets, fund governance, financial oversight, and regulatory matters. • Long - Term Stewardship of XFLT: Four independent trustees have served since XFLT’s inception in 2017. Demonstrated Alignment with Shareholders • Trustees and management are shareholders themselves. Trustees and executive officers collectively owned approximately 1.80% of XFLT’s outstanding common shares, aligning their financial interests with fellow shareholders. Several independent trustees individually maintain meaningful personal investments in XFLT, including ownership positions exceeding $100,000. Disciplined Governance and Fiduciary Process • The Board meets regularly throughout the year, maintains dedicated Audit and Governance Committees composed solely of independent trustees, and receives support from independent legal counsel. Forward - Looking Assessment Focused on Shareholder Outcomes • The Board’s review was grounded in its fiduciary responsibility to evaluate whether changes were needed to improve long - term shareholder outcomes, including performance, portfolio management capabilities, and strategic positioning. The Board’s Recommendation Reflects Independent Judgement and Fiduciary Oversight Source: XA Investments LLC. XA INVESTMENTS LLC XFLT Investor Presentation 8

Octagon’s Performance Challenges

The Board’s decision to terminate Octagon was rooted in objective performance data and portfolio trends. Maintaining the status quo was not in the best interest of shareholders.

Summary XFLT Performance Challenges	
Portfolio Allocation	More Static
Asset Mix (Loans, CLO Debt, CLO Equity)	More Static
Turnover	Declining
Portfolio Size	509 Positions as of 3/31/2026
Portfolio Quality	Increase in Below Quality CLO Managers (55% of portfolio)
NAV Reduction Since Inception	$26.60 of NAV Losses Since Inception
Portfolio Manager Changes	3 Different Portfolio Managers in 9 Years
NAV Performance Since Inception[1,2]	Absolute Performance: 3.28% (annualized) Relative to Benchmark: -1.91% (annualized)
Recent Price Performance[3]	Relative Peak: $35.75 on 12/2/2024 | Relative Trough: $15.50 on 3/18/2026 56.64% price decline in ~15 months (Annualized at -47.70%)
Conclusion	**Retaining King Street Sub-Adviser as Sub-Adviser has the Potential to Improve NAV / Price Performance**

Source: XA Investments LLC; Paralel; King Street.
Notes:
1. Performance represents annualized total return as of 3/31/2026 and includes reinvestment of dividends. Performance period represents inception-to-date calculations (9/26/2017 – 3/31/2026). Performance and NAVs shown derive from the Fund’s books and records.
2. XFLT’s benchmark is the Morningstar LSTA U.S. Leveraged Loan 100 Index.
3. Represents latest 18 months of price history as of 3/31/2026.

Performance data quoted represents past performance. Past performance does not guarantee future results. Current performance may be lower or higher than the performance data quoted.

XA INVESTMENTS LLC XFLT Investor Presentation 9

Consistent Underperformance and NAV Erosion

The Fund underperformed its benchmark on NAV and on price for the time periods reported below. Additionally, the Fund's decline in NAV was 54.40% over the reported period.

XFLT Net Returns	Quarter-to-date Total Return	1 Year Total Return	3 Year Annualized Total Return	5 Year Annualized Total Return	ITD Annualized Total Return[1]
NAV	-12.21%	-13.15%	4.05%	2.59%	3.28%
Price	-24.75%	-31.05%	-5.16%	-5.30%	-0.10%
Benchmark[2]	-0.78%	5.94%	8.35%	5.91%	5.19%
XFLT NAV Relative to Benchmark	**-11.43%**	**-19.09%**	**-4.30%**	**-3.32%**	**-1.91%**
XFLT Price Relative to Benchmark	**-23.97%**	**-36.99%**	**-13.51%**	**-11.21%**	**-5.29%**

XFLT NAV Erosion Since Inception



XFLT Quarter-End NAV (9/30/2017 - 3/31/2026)
54.40% Decrease in NAV Over Reported Period
$60.00
$45.00
$30.00
$15.00
$48.90
$23.90
$40.95
$34.70
$22.30
Sep-17
Dec-17
Mar-18
Jun-18
Sep-18
Dec-18
Mar-19
Jun-19
Sep-19
Dec-19
Mar-20
Jun-20
Sep-20
Dec-20
Mar-21
Jun-21
Sep-21
Dec-21
Mar-22
Jun-22
Sep-22
Dec-22
Mar-23
Jun-23
Sep-23
Dec-23
Mar-24
Jun-24
Sep-24
Dec-24
Mar-25
Jun-25
Sep-25
Dec-25
Mar-26
XFLT NAV

Source: XA Investments LLC; Paralel.

Notes: Period returns shown net of fees and expenses. Performance and NAVs shown derive from the Fund's books and records.

1. Represents annualized total return from XFLT's inception date of 9/26/2017 - 3/31/2026.
2. XFLT's benchmark is the Morningstar LSTA Leveraged Loan 100 Index.

Performance data quoted represents past performance. Past performance does not guarantee future results. Current performance may be lower or higher than the performance data quoted.

XA INVESTMENTS LLC

XFLT Investor Presentation 10

XFLT Premium / Discount History

The Fund's widening market discount over the past two years underscored the need for decisive action to protect shareholder interests.



XFLT Premium / Discount Levels (9/26/2017 to 3/31/2026)
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
2/14/2020:
Portfolio Manager Turnover (from Lauren Basmadjian to Gretchen Lam)
1/1/2024:
Portfolio Manager Turnover (from Gretchen Lam to Lauren Law)
2/10/2026:
Management discussed with the Board its review of potential replacement sub-advisers
ITD¹ Avg Premium: 1.47%
9/26/2017:
Fund Inception with Lauren Basmadjian as Portfolio Manager
-22.96%
3/31/2026
-30.49%
3/18/2020
(volatility attributable to COVID pandemic)
-30.77%
3/9/2026
9/26/2017
9/26/2018
9/26/2019
9/26/2020
9/26/2021
9/26/2022
9/26/2023
9/26/2024
9/26/2025
3/31/2026
Premium /Discount ¹
ITD Average Premium

Source: XA Investments LLC; Paralel; Bloomberg.
Notes: Data as of 3/31/2026. Shares of closed-end investment companies frequently trade at a discount from their net asset value.
1. ITD represents inception to date.
Performance data quoted represents past performance. Past performance does not guarantee future results. Current performance may be lower or higher than the performance data quoted.

XA INVESTMENTS LLC XFLT Investor Presentation 11

Material Leadership Turnover at Octagon Substantial changes to Octagon’s senior leadership and investment team called in to question the firm’s organizational stability and focus. Source: XA Investments LLC. XA INVESTMENTS LLC XFLT Investor Presentation 12 Timing and Description Action Sept 2024: Gretchen Lam named as CEO New CEO Jan 2024: Andy Gordon, founder and CEO becomes Executive Chairman of Octagon Jan 2025: Andy Gordon steps down as Executive Chairman and becomes Senior Advisor (part - time) Founder Departure Abrupt departure of long - tenured Chief Compliance Officer (CCO) and Chief Risk Officer (CRO) in April 2025 Replacement CCO and CRO not hired until late July 2025, respectively Compliance and Risk Turnover XFLT has had 3 different portfolio managers in 9 years (2 changes in 6 years): - Lauren Basmadjian (2017 - 2020), left Octagon to head the Carlyle CLO platform - Gretchen Lam (2020 - 2023) - Lauren Law (2024 - 2026) Portfolio Manager Turnover

August 2025 XAI shifted Octagon oversight calls from quarterly to monthly in order to monitor portfolio management and performance matters more closely August 12, 2025 Qtly Board Meeting Board and XAI reviewed XFLT underperformance. Continued to review NAV declines in XFLT May 27, 2025 Qtly Board Meeting Board and XAI reviewed XFLT underperformance. XAI relayed concerns regarding XFLT performance, which included significant NAV and trading price declines. XFLT distributions were reduced from $0.385 per share (post - reverse split basis) to $0.35 per share to account for reduced investment income earned in the portfolio November - December 2025 XAI managed refinancing of XFLT preferred leverage, replacing more expensive 6.50% and 6.95% preferred shares with an issuance of 5.92% MRPS preferreds November 18, 2025 Qtly Board meeting Board and XAI reviewed XFLT underperformance December 29, 2025 Special Board Meeting Board and XAI reviewed XFLT underperformance. XFLT distributions were reduced from $0.35 per share (post - reverse split basis) to $0.30 per share to account for further reduced investment income earned in the portfolio February 10, 2026 Qtly Board Meeting Board and XAI reviewed XFLT underperformance. XAI discussed with the Board its review of potential sub - advisers March 27, 2026 Special Board Meeting Board and XAI reviewed XFLT underperformance. XFLT distributions were reduced from $0.30 per share (post - reverse split basis) to $0.225 per share to account for further reduced investment income earned in the portfolio March 3, 2026 Special Board Meeting Board and XAI reviewed XFLT underperformance. XFLT executed a reverse stock split in order to offset NAV and price erosion and to allow the Fund’s shares to continue to be widely held and traded May 29, 2026 Special Board Meeting Board and XAI reviewed proxy matters May 18, 2026 Special Board Meeting Board reviewed Octagon proposal May 2025 May 2026 May 15, 2026 Octagon provided with written notice of termination May 15, 2026 Special Board Meeting Board and XAI reviewed status of Octagon termination April 15, 2026 XAI briefed members of the Board on recommending King Street to become XFLT sub - adviser May 14, 2026 Qtly Board Meeting Board and XAI reviewed XFLT underperformance May 14, 2026 Special Board Meeting XAI recommended to Board the termination of Octagon and retention of King Street Capital Management The Board Demonstrated a Robust Governance Process The Board took proactive steps to address ongoing performance concerns, culminating in the decision to terminate Octagon and retain King Street. The Board formally met with Management 12 times in one year. May 14, 2026 Octagon provided with verbal notice of termination Qtly Board Meeting Special Board Meeting Management Action Source: XA Investments LLC. XA INVESTMENTS LLC XFLT Investor Presentation 13

King Street Expertise

King Street Overview Global alternative asset manager focused on public and private markets, combining rigorous research, tactical trading, and flexible deployment to create differentiated investment solutions. 1. As of March 31, 2026. XA INVESTMENTS LLC XFLT Investor Presentation 15 BY THE NUMBERS 30 - year track record generating attractive risk - adjusted returns $30 billion AUM 1 260+ Employees, including 90+ investment professionals 7 Partners averaging 29 years of industry experience 8 Global offices in New York, London, Singapore, Virginia, Dublin, Tokyo, Dubai and Menlo Park 100% Partner owned; interests aligned with investors WHO? ▪ Global, fully integrated, alternative asset manager with a focus on public and private credit markets and real estate ▪ Deep experience in public credit and related markets, private lending, restructurings and other process - driven situations through multiple cycles. WHAT? ▪ Marry rigorous fundamental research with tactical trading , differentiated sourcing and strong structuring capabilities to capture mispriced opportunities globally ▪ Seek to generate returns by identifying dislocations , being opportunistic and flexible and executing with conviction while avoiding position complacency. ▪ Create differentiated and uncorrelated risk/reward opportunities with knowable downside protection coupled with upside potential. HOW? ▪ Dynamically invest up and down the capital structure, across asset classes, sectors and geographies where King Street believes they have an edge . ▪ Robust one - team platform with a collaborative investment process across functions and geographies. ▪ Suite of product offerings that create a range of investment solutions. As of May 1, 2026 unless otherwise stated. Past performance is not indicative of future results. King Street’s investment strategy is subject to significant risks and there is no guarantee that the Fund will achieve its investment objective or avoid losses. There is no guarantee that any downside protection will be effective.

King Street History

KING STREET

King Street's investment philosophy has been consistently applied since its inception in 1995. The growth of the Firm has been deliberate and methodical to meet investor objectives.

Firm Timeline

1995 – 2000

1995: King Street founded and Flagship Fund (KSC L.P.) launched

1997: Offshore Flagship Fund (KCS Ltd.) launched

2001 – 2005

2001: Firm AUM reached $1 billion

2005: London and Singapore offices opened; corporate structured credit trading began

2006 – 2010

2006: Charlottesville, VA office opened

2007: King Street European Funds launched

2008: Tokyo office opened

2011 – 2015

2014: Luxembourg Office Opened; Global headcount reached 200

2016 – 2020

2017: Rockford Tower CLO platform, Real Estate Funds launched

2020: Global Drawdown Funds, Tactical Credit Opportunity Fund launched

2021 – Present

2021: Palo Alto, CA office opened

2022: Opportunistic Credit Fund launched

2023: Dubai office opened

2024: Lumyna-King Street Fund launched; Europe Real Estate Special Situations strategy launched; Dublin office opened

2025: UCITS Fund launched; firm AUM reached $30 billion[1]

Source: King Street.

1. $30 billion AUM shown reflects all King Street strategies and excludes end of month capital activity, as of March 31, 2026.

XA INVESTMENTS LLC

XFLT Investor Presentation 16

Key Criteria Assessed 1. CLO Investment Capabilities (U.S. and non - U.S.) Depth across the CLO capital structure, including debt and equity, across U.S. and European markets 2. Credible Brand, Scale and Ability to Source Transactions Capacity and market presence to compete for high - quality CLO equity allocations 3. Firm - Level Relationships and Potential Conflicts Competitive dynamics, existing products, and alignment of interests with Fund shareholders 4. Ownership Structure and Governance Public, parent - owned, or partner - owned considerations affecting long - term alignment 5. Investment Team Depth, Staffing and Global Support Key - person risk, dedicated staffing, and organizational stability 6. Growth Trajectory and Strategic Alignment Commitment to registered / retail fund mandates versus run - off strategies 7. Breadth of Complementary Investment Capabilities Adjacent asset classes and ability to support a multi - asset income strategy over time Candidates not meeting these criteria were eliminated from further consideration. Robust Criteria to Evaluate Replacement Sub - Adviser At the direction of the Board, XAI, as adviser to the Fund, performed comprehensive diligence to review multiple sub - adviser candidates prior to the Board’s unanimous approval of the King Street Sub - Adviser. Will begin managing the Fund on or about July 30, 2026 Source: XA Investments LLC XA INVESTMENTS LLC XFLT Investor Presentation 17 King Street Sub - Adviser

Young Choi, Portfolio Manager Mr. Choi is a Partner and the Global Head of Trading at King Street and the Portfolio Manager of Rockford Tower Capital Management. He is based in New York and is a member of the Management Committee, Global Investment Committee, U.S. and European CLO Investment Committees, Risk Committee and Pricing Committee. Prior to joining King Street in 2006, Mr. Choi worked at Citadel Investment Group as a Credit Analyst in the Distressed/High Yield Group and was Portfolio Manager of the firm’s $2 billion U.S. leveraged loan and CLO portfolio. Prior to that, Mr. Choi consulted at Bain & Co. Mr. Choi received a B.A. summa cum laude in Economics and a B.S.E. in Electrical Engineering from Duke University. Partner, Global Investment Committee, Global Head of Trading, Portfolio Manager - Rockford Tower Sources: XA Investments LLC; King Street. XA INVESTMENTS LLC XFLT Investor Presentation 18

As of May 1, 2026. King Street’s investment strategy is subject to significant risks and there is no guarantee that the Fund will achieve its investment objective or avoid losses, or that historical trends will continue. There is no guarantee that any downside protection will be effective. 1. For the period from January 2016 to December 31, 2025. Includes situations across all King Street Funds in which King Street was a member of a creditor committee or ad hoc committee/group. 2. As of March 31, 2026. King Street’s Edge King Street combines strong underwriting and tactical deployment to provide attractive risk - adjusted returns. King Street believes its experience, global connectivity, flexibility, and reputation are key market differentiators. 1. Seasoned, Cycle - Tested Team • Seasoned investment team led by ~25 Partners and Managing Directors averaging ~22 years of experience • Long - established research and trading presence in the Americas, Europe, and Asia • Robust restructuring process and in - house legal capabilities • On 100+ creditor committees over last decade 1 2. Differentiated Sourcing and Access • Leverage $30 billion fully integrated platform 2 • Extensive and diversified network with a focus on relationship - based deal flow • Significant scale and wide breadth of sourcing channels with eight offices globally • Differentiated structuring capabilities to create flexible capital solutions and drive transaction terms 3. Distinctive Investment Approach • Flexibility to pivot and seek most asymmetric and best - risk - adjusted opportunities while avoiding position complacency • Collaborative platform of dedicated specialists with centralized investment process • Seek to be outcome determinative through leading role in processes • Continuous focus on downside protection and asset/business quality 4. Established Track Record • A leading distressed debt investor for 30 years • Repeat participant with global presence, established processes and scale • Deep relationships with key stakeholders across the credit investing landscape • Time - tested ability to deploy capital and generate attractive risk - adjusted returns through a variety of market environments 3 3. Past performance is not necessarily indicative of future results. XA INVESTMENTS LLC XFLT Investor Presentation 19

Sources: XA Investments LLC; King Street; Awards Shortlist Creditflux CLO Symposium 2026; Awards Shortlist Creditflux CLO Symposium 2024; CLOs – Creditflux.com. 1. Past performance is not a guarantee of future results. 2. As of December 31, 2025 and includes the current collateral principal amount of Rockford Tower U.S. CLOs, EUR CLOs, and CBO transactions and certain CLO deals that are currently being warehoused. A list of Rockford Tower CLO deals that are currently being warehoused and Rockford Tower CLOs that have priced and yet to close are available upon request. 3. Based on King Street analysis as of December 31, 2025. King Street historical analysis for new issuers accounts for issuers that have not participated in the loan market before. Rockford Tower King Street established the Rockford Tower CLO management platform in 2017 as a natural extension of the firm's decades - long track record investing in corporate credit. STRATEGY OVERVIEW • CLO manager focused on capital preservation while seeking to generate consistent returns with limited volatility 1 INVESTMENT APPROACH • Global CLO team organized across portfolio management team, regional investment committees and dedicated loan analysts supported by trading and operations departments • Focus on par build, which King Street believes benefits both debt and equity investors alike • Active management of CLO portfolios and their risk profiles over market cycles • Strive for CLOs to have ample structural cushion and flexibility to navigate through volatile markets, which enables us to capitalize on market dislocations as they occur KING STREET EDGE • Integration with King Street's research team; symbiotic relationship that lends to and benefits from the broader platform's experience in corporate bonds, loans and structured credit as well as stressed, distressed and restructuring expertise • Ability to generate consistent CLO equity cash flows. No Rockford Tower CLO has ever failed a cash flow diversion test 4 4. Based on Rockford Tower analysis as of December 31, 2025. XA INVESTMENTS LLC XFLT Investor Presentation 20 Rockford Tower • $12.3 billion across • 20 U.S. CLOs • 9 European CLOs • 1 CBO Total AUM 2 • 700+ credits invested in across King Street’s CLO and CBO vehicles • 100+ new issuers underwritten on average each year Coverage Universe 3 Industry Recognition Since 2017, King Street’s CLO platform (Rockford Tower) has been recognized multiple times: • At the 2020 Creditflux CLO Manager Awards, Rockford Tower was recognized as the “Best U.S. CLO Manager” and “Manager of the Year” for performance in 2019 • In the following year, the firm was again nominated as a finalist for “Best U.S. CLO Manager” at the 2021 Creditflux CLO Manager Awards for performance in 2020 • King Street CLOs have also been recognized, including nominations for and “Best New European CLO” in 2023 and as recently of as April 2026 , “Best New US CLO”

King Street Sub - Adviser Offers Expanded Investment Opportunity Set • Broadly Syndicated Loans • U.S. CLO Equity • U.S. CLO Debt • European CLO Equity • European CLO Debt • Asset - Backed Securities • CLO Warehouse Opportunities • Broadly Syndicated Loans • U.S. CLO Equity • U.S. CLO Debt Source: XA Investments LLC; King Street. XA INVESTMENTS LLC XFLT Investor Presentation 21

XFLT Maintained Relatively Static Allocations in Recent Years 1,2 Asset Allocation 1,2 Future 3 12/31/2025 12/31/2024 12/31/2023 45.00% 48.12% 48.15% 48.47% Loans 30.00% 37.71% 39.13% 34.51% U.S. CLO Equity 5.00% 14.16% 12.72% 17.02% U.S. CLO Debt 10.00% - - - European CLO Equity 5.00% - - - European CLO Debt 5.00% - - - Asset - backed Securities  U.S. CLO Equity  Loans  European CLO Equity  U.S. CLO Debt  Asset - backed Securities  European CLO Debt Sources: XA Investments LLC; Paralel. Notes: 1. Totals may not add up to 100% due to rounding. 2. Holdings are measured as a percentage of market value over the Fund’s total portfolio investments as of the relevant date. Holdings may vary and are subject to change without notice. 3. Future allocations are for illustrative purposes only and actual allocations may vary materially from the example set forth above at the time the King Street Sub - Adviser commences managing the Fund and from time to time If the proposal is approved, XFLT will be managed dynamically to take advantage of opportunities in both the U.S. and European CLO markets. 48.15% 39.13% 12.72% 48.12% 37.71% 14.16% 48.47% 34.51% 17.02% 45.00% 30.00% 5.00% 10.00% 5.00% 5.00% thereafter. XA INVESTMENTS LLC XFLT Investor Presentation 22

Key Misstatements and Omissions in Octagon’s Proxy Statement

Octagon CLOs Default – Recent Report by S&P Global Ratings Octagon’s “investment prowess” referenced in their proxy statement omits its own recent CLO defaults, which is important context for shareholders. XA INVESTMENTS LLC XFLT Investor Presentation 24 S&P Global Ratings Research Report (June 16, 2026) 1 • S&P Global Ratings recently lowered seven junior classes across five Octagon - managed CLO transactions to a “D (sf)” rating - S&P’s formal default rating • A “D (sf)” rating is S&P’s lowest structured - finance rating category, assigned only when a tranche has actually missed a required interest or principal payment, it is a realized default, not a forecast or a routine downgrade • This means these CLO tranches are in default: the asset pool of the respective CLOs managed by Octagon was insufficient to cover the deferred interest and principal due to the respective junior - rated debt tranches CLO Defaults are Historically Rare 2 • Defaults in CLO tranches have been historically low - less than a 0.10% default rate over the past seven years • Only six of the 11,666 CLO tranches rated by S&P defaulted in 2025, and only five defaulted in 2024 • Octagon’s seven defaults in 2026 exceed the global figure for each of the last two years, respectively Source: XA Investments LLC 1 Seven Ratings On Five U.S. CLO Transactions Lower | S&P Global Ratings 2 Default, Transition, and Recovery: 2025 Annual Gl | S&P Global Ratings

0.00 1.00 2.00 3.00 4.00 5.00 6.00 XFLT Historical Morningstar Ratings 9/30/2020: Eligible for Morningstar Rating 5/31/2026: 2 - Star Morningstar Rating Only 5 months as 5 - Star rating XFLT Has Been 2 - Star Morningstar Rated Since January 2026 Ratings Methodology • Morningstar Overall Ratings are based on risk - adjusted return, which accounts for the volatility a fund took on to achieve its performance rather than looking at returns alone. • Each fund is compared only against other funds in its own Morningstar Category, so the rating reflects standing among direct peers rather than the market as a whole. • Star ratings follow a set distribution within each category: • The top 10% of funds receive 5 stars • Next 22.5% receive 4 stars • Next 35% receive 3 stars • Next 22.5% receive 2 stars • Bottom 10% receive 1 star • A fund must have at least 36 consecutive months of performance history before it becomes eligible for a rating. • Ratings are recalculated every month, and the published rating blends the 3 - year, 5 - year, and 10 - year periods, with the most recent three years carrying the greatest weight. • Because the rating is peer - relative and updated monthly, a fund's star rating can fall even when its own strategy hasn't changed, simply because its performance weakens relative to peers. Sources: XA Investments LLC; Morningstar Direct as of 5/31/2026. Conclusions: • 5 - Star rating maintained for only 5 of 69 monthly rating periods (7.2%). • The Fund held a 1 - or 2 - Star rating for 58.0% of the period, versus only 11.6% at 4 - or 5 - Stars. • The Fund declined from 5 - Stars (9/30/2025) to 2 - Stars (1/31/2026) and has remained at 2 - Stars through 5/31/2026. XA INVESTMENTS LLC XFLT Investor Presentation 25

Octagon’s False Claims Octagon’s tenure and ownership demonstrate alignment with shareholders King Street/Rockford Tower is not a suitable specialist credit replacement Octagon delivered strong management and investment results Facts Tenure is not performance. Octagon’s history with XFLT does not override the Board’s obligation to evaluate whether shareholders are best served by a new sub - adviser going forward. The Board and XAI collectively own a materially greater percentage of XFLT shares than Octagon and are aligned with shareholders. King Street is a leading global credit platform with deep CLO and structured credit capabilities . The firm brings scale, specialized credit expertise, broader sourcing capabilities, European CLO and credit investment experience, and tools that Octagon does not have, including a more dynamic approach to portfolio construction and management. The record does not support that claim. As of March 31, 2026, the Fund had underperformed its benchmark by - 19.09% over one year and - 4.30% over three years . XFLT’s NAV per share has declined by 54.40% since IPO, and Morningstar downgraded the Fund from 5 - Stars to 3 - Stars in 2025 and then to 2 - Stars in 2026. In addition to the recent underperformance by the Fund, the “investment prowess” claimed by Octagon includes seven defaults in Octagon - managed CLOs in 2026 thus far 1 , despite historic lows in CLO defaults in the market over the past seven years 2 . Octagon’s Key Assertions are Misleading to Shareholders Key claims made in Octagon’s proxy statement do not support the record and are misleading to shareholders. A review of the relevant facts demonstrates that the Board’s decision to terminate Octagon was deliberate, informed, and focused on advancing shareholder interests. XA INVESTMENTS LLC XFLT Investor Presentation 26 Sources: XA Investments LLC; Paralel; Morningstar Direct. 1 Seven Ratings On Five U.S. CLO Transactions Lower | S&P Global Ratings 2 Default, Transition, and Recovery: 2025 Annual Gl | S&P Global Ratings

Octagon’s False Claims Octagon claims to have grown increasingly concerned that key decisions about the Fund were being made by a Board that was not fully informed, to the detriment of shareholders Octagon claims it has a “better path forward” because it offered to take over the Fund as investment adviser Facts This statement reveals a fundamental and alarming misunderstanding of the sub - adviser role and proper fund governance. Decisions that impact all shareholders call for careful judgement and decisive action by an independent board of trustees — not second guessing by a sub - adviser, particularly when the decisions pertain to that very sub - advisory agreement. Moreover, the Board followed a robust, well documented process to arrive at and manage the termination of Octagon and approval of the King Street Sub - Adviser, formally convening 12 times from May 2025 to May 2026. This proposal is not on the ballot. A vote against the King Street Sub - Advisory Agreement does not make Octagon the Fund’s adviser. Octagon’s proposal was an attempt to take over as adviser of the Fund — a role it has not performed for any registered fund. Octagon oversaw the Fund’s underperformance of - 19.09% over one year and - 4.30% over three years against the benchmark. The Board determined that providing Octagon the opportunity to continue to underperform would not have been in the shareholders’ best interest. Octagon’s Key Assertions are Misleading to Shareholders (cont.) Key claims made in Octagon’s proxy statement do not support the record and are misleading to shareholders. A review of the relevant facts demonstrates that the Board’s decision to terminate Octagon was deliberate, informed, and focused on advancing shareholder interests. XA INVESTMENTS LLC XFLT Investor Presentation 27 Source: XA Investments LLC; Paralel

The Board Acted Deliberately and in the Best Interests of Shareholders Key Takeaways • The Board conducted a comprehensive review of the Fund’s performance, sub - adviser relationship, organizational developments, and strategic alternatives before reaching its decision. • The Fund experienced prolonged benchmark underperformance, significant NAV erosion, declining Morningstar ratings, and persistent trading discounts during the final years of Octagon’s tenure. • The Board determined that organizational changes at Octagon — including leadership turnover and portfolio management transitions — warranted additional scrutiny regarding the Fund's future direction. • The selection of the King Street Sub - Adviser resulted from a deliberate evaluation process and reflects the Board's judgment that the firm offers broader capabilities, greater resources, and opportunities to enhance long - term shareholder outcomes. • The recommendation to approve the new investment sub - advisory agreement is intended to position the Fund for improved performance, stronger portfolio management resources, and better alignment with shareholder interests going forward . The Board's unanimous recommendation reflects a forward - looking decision focused on improving shareholder outcomes — not preserving the status quo. Following an extensive review process, the Trustees concluded that retaining the King Street Sub - Adviser offers the most compelling opportunity to enhance the Fund's future performance potential and long - term value creation. XA INVESTMENTS LLC XFLT Investor Presentation 28

This presentation is intended to be educational in nature and is not for the purpose of recommending a particular investment. The investments discussed may or may not be suitable for the audience of this presentation. Neither XA Investments LLC ("XAI"), King Street Capital Management L.P. (“King Street”) or Rockford Tower Asset Management L.L.C. (“Rockford Tower” and “King Street Sub - Adviser”) is acting as an adviser to the audience members, and audience members should consult their own investment adviser prior to making investment decisions. The XAI Floating Rate & Alternative Income Trust (“XFLT” or the “Fund”) has filed a proxy statement and other proxy materials with the Securities and Exchange Commission (“SEC”) in connection with the matters described herein. The definitive proxy statements have been mailed to shareholders of the Fund. Investors are urged to read the proxy materials and any other relevant documents filed or to be filed with the SEC carefully because they contain or will contain important information about the proposals discussed herein. Free copies of the proxy statements and other proxy materials are or will be available on the SEC’s website at www.sec.gov . This presentation does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Fund. Some information in this presentation reflects proprietary research based upon various data sources. In addition, some information cited in this presentation has been taken from third - party sources that are believed to be reliable but which have not been verified for accuracy or completeness. Neither XAI or King Street nor their respective affiliates (collectively, the “Investment Managers”), is responsible for errors or omissions from these sources. No representation is made with respect to the accuracy, completeness or timeliness of information and the Investment Managers assume no obligation to update or otherwise revise such information. The Investment Managers make no representation that the information contained in this presentation is accurate or complete, nor do they review or assume any responsibility for any information received from, or created by, any third parties, including the performance data of indexes and benchmarks. Views expressed herein are subject to change without notice. All data concerning returns and satisfaction of performance tests are historical and based on the Investment Managers’ knowledge; as such, they do not represent current performance levels, some or all of which may have changed since the dates referenced herein. This document does not constitute investment, tax, legal, regulatory or accounting advice. Under no circumstances should this document be used or considered as an offer to sell or a solicitation of an offer to buy any security, financial instrument or investment vehicle. Investors are advised to make an independent review regarding the economic benefits and risks of purchasing or selling the financial instruments mentioned in this document and reach their own conclusions regarding the legal, tax, regulatory, accounting and other aspects of any transaction in the financial instrument in relation to their particular circumstances. Investments described herein carry a risk of loss, which could be significant, and that investors should be prepared to bear. King Street and/or its affiliated companies may make a market or deal as principal in the financial instruments mentioned in this document or in related securities, options or other derivative instruments based on them. In addition, the Investment Managers, their affiliated companies, shareholders, directors, officers and/or employees, may from time to time have long or short positions in the financial instruments, including loans, securities or in options, futures or other derivative instruments based on them. Performance achieved prior to December 31, 2021 is predominantly based on investments that used U.S. dollar LIBOR as a reference rate. Overnight and 12 - month U.S. dollar LIBOR permanently ceased as of June 30, 2023. 1 - , 3 - , and 6 - month U.S. dollar LIBOR settings ceased as of September 2024. As an alternative to LIBOR, the Financial Reporting Council, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, recommended replacing U.S. dollar LIBOR with Secured Overnight Financing Rate (“SOFR”), an index calculated by reference to short - term repurchase agreements, backed by U.S. Treasury securities. There is no guarantee that the performance of individual investments or the syndicated debt and CLO securities markets as a whole during or after the transition period will be consistent with performance achieved during the LIBOR era. Performance data quoted represents past performance. Past performance does not guarantee future results. Current performance may be lower or higher than the performance data quoted. Similar investments likely would produce different results under different economic and market conditions. These materials contain forward - looking statements. Investors should not place undue reliance on forward - looking statements. Actual results could differ materially from those referenced in forward - looking statements for many reasons. Forward - looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward - looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Without limiting the generality of the foregoing, the inclusion of forward - looking statements herein should not be regarded as a representation by the Funds, Investment Managers or any of their respective affiliates or any other person of the results that will actually be achieved by the Fund. None of the foregoing persons has any obligation to update or otherwise revise any forward - looking statements, including any revision to reflect changes in any circumstances arising after the date hereof relating to any assumptions or otherwise. XA INVESTMENTS LLC XFLT Investor Presentation 29 General Disclosures